Exhibit 23.4
CONSENT OF NORWEST CORPORATION
Norwest Corporation is an independent geological and mining consultancy engaged in mineral resource analysis and mine planning since 1979. We consent to the inclusion in this Registration Statement on Form S-1, and the related prospectus, of references to our name and information from our report as of September 30, 2010 relating to certain proven and probable coal reserves of Westmoreland Coal Company.
/s/ Norwest Corporation
Salt Lake City, Utah
April 8, 2011